Exhibit 99.1

FOR IMMEDIATE RELEASE

TechTarget Reports First Quarter 2014 Financial Results

Online Revenues Grow 20%

Newton, MA — May 6, 2014 — Technology media company TechTarget, Inc. (NASDAQ: TTGT) today announced financial results for the three months ended March 31, 2014.

“We are thrilled to report 20% online revenue growth over Q1 2013” said Greg Strakosch, TechTarget CEO. “This growth is due to the enthusiastic market acceptance of IT Deal Alert™ and the continued successful expansion of our direct international operations. As a result of our Q1 results combined with our forecast, we are raising our 2014 full year guidance.”

Our revenue for Q1 2014 grew 18%, to $23 million, when compared with the same period in 2013. This growth was primarily driven by two factors: continued growth of international revenue for our online products, and further adoption of our new IT Deal Alert™ offering. Both of these factors remain key areas of focus for our management team, and we believe they are both positioned for significant continued revenue growth. In Q1, lead generation remained our primary source of revenue, while project opportunity information, driven by growth in our IT Deal Alert product, contributed approximately 15% of revenue as compared with a minimal amount for the same period in 2013.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to eliminate stock-based compensation) for Q1 2014 increased to $3.2 million compared to $0.3 million for Q1 2013.

Total gross profit margin for Q1 2014 was 71%, compared to 66% for Q1 2013. Online gross profit margin increased to 72% for Q1 2014, compared to 68% for Q1 2013. Events gross profit margin increased to 39% for Q1 2014, as compared to 37% for Q1 2013.

Net income was $0.1 million for Q1 2014 compared to a net loss of $1.5 million in Q1 2013. Adjusted net income (net income adjusted to eliminate amortization, stock-based compensation expense and the related income tax impact of these charges) for Q1 2014 was $1.3 million compared to an adjusted net loss of $0.3 million in Q1 2013. Net income per basic share for Q1 2014 was $0.00 compared to net loss per basic share of $0.04 for Q1 2013. Adjusted net income per share (adjusted net income divided by adjusted weighted average diluted shares outstanding) for Q1 2014 was $0.04 compared to adjusted net loss per share of $0.01 for Q1 2013.

As of March 31, 2014, our cash, cash equivalents and investments totaled $32.3 million, and we had no outstanding bank debt.

Recent Company Highlights

•	IT Deal Alert continues to gain traction in the market with approximately 125 customers using the service in Q1 2014, generating approximately $3.4 million in revenue in Q1 2014. We had previously stated that IT Deal Alert revenue would at least triple for full-year 2014. We are updating that guidance today to state that we are now forecasting that IT Deal Alert revenue will quadruple in 2014.

•	We continue to experience significant revenue growth in the international markets in which we operate. In Q1 2014, our international online revenues increased in excess of 20% compared with the same period in 2013. We expect that 2014 will be the 6th consecutive year that international online revenue will grow by at least 20% from the prior year.

•	We announced IT Deal Alert: Account Watch, a new annual subscription service powered by our Activity Intelligence™ platform which integrates with Salesforce.com. The breadth and depth of our targeted content allows IT Deal Alert: Account Watch to identify active technology projects based on the activity of serious buyers in approximately 80 technology-specific segments. Each technology segment is sold only on an annual subscription basis with a list price of $60,000 per year, per segment.

•	In April, we announced the launch of SearchAWS.com™, an independent resource for enterprise IT professionals who are considering Amazon Web Services. SearchAWS.com is TechTarget’s sixth dedicated site that covers cloud computing.

•	In May, we were recognized by the Boston Business Journal as one of the top 20 large companies to work for in Massachusetts. This is the 7th time that TechTarget has been named to “The Best Places to Work” list.

Q2 and Revised 2014 Financial Guidance

In the second quarter of 2014, the Company expects total revenues to be within the range of $24.5 million to $26.2 million, online revenues within the range of $22.5 million to $24.0 million, events revenues within the range of $2.0 million to $2.2 million and adjusted EBITDA to be within the range of $3.4 million to $5.0 million.

For the full year in 2014, below is a chart of our previous and updated guidance for year over year growth:

	Previous (2/12/14)	Updated (5/6/14)
Revenue	Double-Digit	Low-to-Mid Teens

IT Deal Alert	At least Triple	Quadruple

Adjusted EBITDA	At least 50%	At least 80%

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (May 6, 2014). Supplemental financial information and our Chief Executive Officer’s Letter to Shareholders will be posted to the Investor Information section of our website simultaneously with this press release.

NOTE: Our Chief Executive Officer’s Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Information section of our website at http://investor.techtarget.com/. The conference call can also be heard via telephone by dialing 1-888-317-6016 (US callers), 1-855-669-9657 (Canadian callers) or 1-412-317-6016 (International callers). For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning May 6, 2014 one (1) hour after the conference call through June 6, 2014 at 9:00 a.m. ET. To listen to the replay, for US, dial 1-877-344-7529 and use the conference number 10043816. Canadian callers should dial 1-855-669-9658 and also use the conference number 10043816. International callers should dial 1-412-317-0088 and also use the conference number 10043816. The webcast replay will also be available for replay on http://investor.techtarget.com/ during the same period.

Non-GAAP Financial Measures

This release and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and restructuring charges, if any. The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization, stock-based compensation and restructuring charges, if any, as further adjusted for the related income tax impact of the adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe adjusted EBITDA, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including particularly continued increased sales of our IT Deal Alert offering and continued increased international growth; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

About TechTarget

TechTarget (NASDAQ: TTGT) is the online intersection of serious technology buyers, targeted technical content and technology providers worldwide. Our extensive network of online and social media, powered by TechTarget’s Activity Intelligence™ platform, redefines how technology marketers view and engage technology buyers based on their active projects, specific technical priorities and business needs. With more than 120 technology-specific websites and a wide selection of custom advertising, branding, lead generation, and sales enablement solutions, TechTarget delivers unparalleled reach and innovative opportunities to drive technology marketing success around the world.

TechTarget has offices in Atlanta, Beijing, Boston, Cincinnati, London, Munich, Paris, San Francisco, Singapore and Sydney.

To learn how you can engage with serious technology buyers worldwide, visit techtarget.com and follow us @TechTarget.

(C) 2014 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Activity Intelligence and SearchAWS.com are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Contacts:

Investor Inquiries	Media Inquiries

Janice Kelliher	Peter Ross
Chief Financial Officer	Vice President, Corporate Marketing
TechTarget	TechTarget
617-431-9449	617-431-9668
jkelliher@techtarget.com	pross@techtarget.com

TECHTARGET, INC.

Consolidated Statements of Operations

(in $000’s, except per share amounts)

	For the Three Months Ended March 31,
	2014	2013
	(unaudited)
Revenues:
Online	$22,080	$18,475
Events	897	1,073

Total revenues	22,977	19,548

Cost of revenues:
Online (1)	6,090	5,928
Events (1)	547	676

Total cost of revenues	6,637	6,604

Gross profit	16,340	12,944
Operating expenses:
Selling and marketing (1)	9,746	9,120
Product development (1)	1,605	1,741
General and administrative (1)	3,332	3,307
Depreciation	989	872
Amortization of intangible assets	451	734

Total operating expenses	16,123	15,774

Operating income (loss)	217	(2,830)
Interest (expense) income, net	(10)	3

Income (loss) before provision for (benefit from) income taxes	207	(2,827)
Provision for (benefit from) income taxes	72	(1,285)

Net income (loss)	$135	$(1,542)

Net income (loss) per common share:
Basic and diluted	$0.00	$(0.04)

Weighted average common shares outstanding:
Basic	32,684	40,023

Diluted	33,631	40,023

(1) Amounts included in stock-based compensation as follows:
Cost of online revenues	$30	$47
Cost of events revenues	4	4
Selling and marketing	688	703
Product development	31	53
General and administrative	654	624

TECHTARGET, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in $000’s)

	For the Three Months Ended March 31,
	2014	2013
	(unaudited)
Net income (loss)	$135	$(1,542)

Interest expense (income), net	10	(3)
Provision for (benefit from) income taxes	72	(1,285)
Depreciation	989	872
Amortization of purchase price adjustment	110	48
Amortization of intangible assets	451	734

EBITDA	1,767	(1,176)

Stock-based compensation expense	1,407	1,431

Adjusted EBITDA	$3,174	$255

TECHTARGET, INC.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Net Income (Loss) per Diluted Share to

Adjusted Net Income (Loss) per Share

(in $000’s, except per share amounts)

	For the Three Months Ended March 31,
	2014	2013
	(unaudited)
Net income (loss)	$135	$(1,542)

Amortization of intangible assets	451	734
Stock-based compensation expense	1,407	1,431
Amortization of purchase price adjustment	110	48
Impact of income taxes	(828)	(964)

Adjusted net income (loss)	$1,275	$(293)

Net income (loss) per diluted share	$0.00	$(0.04)
Weighted average diluted shares outstanding	33,631	40,023

Adjusted net income (loss) per share	$0.04	$(0.01)
Adjusted weighted average diluted shares outstanding	33,631	40,023

Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	—	—

Weighted average diluted shares outstanding	33,631	40,023

TECHTARGET, INC.

Financial Guidance for the Three Months Ended June 30, 2014

(in $000’s)

	For the Three Months Ended June 30, 2014
	Range
Revenues	$24,500	$26,200

Adjusted EBITDA	$3,400	$5,000

Depreciation, amortization and stock-based compensation	2,783	2,783
Interest and other income, net	7	7
Provision for income taxes	250	906

Net income	$360	$1,304